Exhibit 10.1

AQUANTIA CORP.

January 3, 2018

Pirooz Parvarandeh

Re:Offer of Employment

Dear Pirooz:

On behalf of Aquantia Corp. (the “Company”), I am pleased to offer you the position of Chief Operating Officer (“COO”) at the Company on the terms set forth in this offer letter agreement (the “Agreement”).

1.Employment Position and Duties.  As COO, you will report directly to the Company’s Chief Executive Officer (“CEO”).  You will have duties and responsibilities customary for a COO and as may be directed by the CEO and the Company’s Board of Directors (the “Board”).  You will work from the Company’s headquarters in San Jose, California, with substantial business travel as necessary in the performance of your duties.  During your employment with the Company, you will be expected to devote your full-time best efforts to the business of the Company.

2.Base Salary and Employee Benefits.

(a)Salary.  Your initial base salary will be at the rate of $27,916.67 per month (an annual rate of $335,000), less standard payroll deductions and tax withholdings, paid on the Company’s normal payroll schedule.  As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as necessary or desirable to discharge your duties and complete your work assignments; and you will not be eligible for extra payment under overtime laws.  The Board will review your base salary for potential modification on an annual basis.

(b)Benefits.  You will be eligible to participate in the Company’s group health insurance plan and other employee benefit plans established by the Company for its employees from time to time, subject to the terms and conditions of the benefit plans and Company policies.  A brief summary of benefits currently offered by the Company is enclosed with this letter.

3.Annual Discretionary Bonus Program. Aquantia has established an annual discretionary bonus program for all of its employees based on criteria determined within the Company’s discretion that include, but are not limited to, the Company’s achievement of its revenue targets and your achievement of individual objectives.  The applicable Company revenue targets and individual objectives will be determined by the Company in its sole discretion.  Such annual bonuses are payable at the discretion of the Company, and the Company will determine whether and to what extent the applicable Company and individual objectives and other bonus criteria have been achieved, and the amount of any earned bonus.  Although the Company retains sole discretion to determine the amount of any earned annual bonus, your target annual bonus will be fifty percent (50%) of your annual base salary.  Employees starting employment after January 1 in a plan year will be eligible for a pro-rated discretionary bonus, calculated from the date of hire.  Such bonuses are not considered earned until the applicable payment date scheduled by the Company for such bonuses; and therefore, in order to be eligible for an annual discretionary bonus,

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you must remain employed through the date annual bonuses are scheduled to be paid.  No discretionary bonus is guaranteed.  The Company retains the right to modify or terminate the annual bonus program at any time.

4.Equity Compensation.  Subject to Board approval, you will be granted 96,000 Restricted Stock Units of the Company (the “RSU Award”) under the Company’s 2017 Equity Incentive Plan (the “Plan”). Your RSU Award will vest as to 33% of the Restricted Stock Units subject thereto on each anniversary of your start date with the Company, provided you remain employed by the Company through each such vesting date.  The RSU Award will be subject to the Restricted Stock Unit Agreement approved by the Company’s Board of Directors. Further details on the Plan and the Restricted Stock Unit Award will be provided upon Board approval of such grant.

5.Company Policies and Procedures. As a condition of your employment, you are required to abide by the Company’s policies and procedures, including but not limited to policies set forth in the Company’s Employee Handbook, as may be in effect from time to time.  You will be required to sign an acknowledgement that you have read and will comply with the policies contained in the Employee Handbook.

6.Employee Invention Assignment and Confidentiality Agreement.  As an employee of the Company, you will have access to certain confidential and proprietary information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the sole property of the Company.  As a condition of this offer and your employment with the Company, you are required to sign and comply with the Company’s standard Employee Invention Assignment and Confidentiality Agreement (attached as Exhibit A).  In addition, you are prohibited from bringing with you, or using in your employment, any confidential or proprietary material or trade secrets of any former employer or other third party to whom you have an obligation of confidentiality, or otherwise violating any other obligations you may have to any former employer or other third party.  By signing this letter, you represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any confidential documents, information, or other property of any former employer or other third party.  You further represent that you have disclosed to the Company in writing, and have provided the Company with, a copy of any agreement you may have with any third party (e.g., any former employer) which may conflict with or limit your ability to perform your duties to the Company.

7.Outside Activities.  You shall not engage in outside business activities without written consent of the CEO after you have provided specific disclosure to the CEO of the nature of any proposed activities.

(a)Boards and Civic Activities.  Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company.  Subject to the restrictions set forth herein, and with prior written detailed disclosure to and consent of the Board, you may serve as a director of other for-profit or non-profit entities.  The Board may rescind such consent, if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company.

(b)Non-competition. During your employment by the Company, you will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant, whether

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paid or unpaid, of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

8.At-Will Employment Relationship.  Your employment relationship with the Company is at-will.  Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time with or without Cause or prior notice.  Any modification of your at-will employment status may only occur by way of a written agreement signed by you and the CEO of the Company.

9.Authorization to Work.  As required by law, this offer and your employment with the Company is conditioned upon your legal authorization to work in the United States; and you will be required (on or within three (3) business days after your start date) to provide satisfactory proof of your identity and right to work in the United States.  If you have any questions about this requirement (which applies to both U.S. citizens and non-U.S. citizens) or how to satisfy it, you may contact our personnel office to discuss it further.

10.Severance Benefits.  In the event of the termination of your employment, you will be entitled to receive, pursuant to the Company’s standard payroll policies, your accrued but unpaid salary through the date of termination, together with all compensation and benefits payable to you based on your participation in any compensation or benefit plan, program or arrangement through the date of termination, including but not limited to any accrued but unused vacation time.  In addition, if your employment is terminated under the circumstances described in Sections 10(a) or 10(b) below and you satisfy the Preconditions set forth in Section 10(c) below, you will be eligible for severance benefits (the “Severance Benefits”) as set forth below.  For the avoidance of doubt, you will not be eligible for any severance benefits under any circumstances other than those described in Sections 10(a) and 10(b) below.

(a)Termination Without Cause or Resignation for Good Reason After a Change in Control.  If your employment ends due to a Covered Termination within eighteen (18) months after a Change in Control and you satisfy the Preconditions set forth in Section 10(c) below, then you will receive the following Severance Benefits:

(i)Severance Payment.  A lump sum cash severance payment in an amount equal to twelve (12) months of your then-current base salary (disregarding any reduction in salary that forms the basis for a resignation for Good Reason), subject to required payroll deductions and tax withholdings, paid on the sixtieth (60th) day following your Separation From Service.

(ii)Accelerated Vesting.  Effective as of your termination date, the vesting of your then-outstanding and unvested compensatory equity awards will be accelerated so that you will receive any vesting that would otherwise have occurred within eighteen (18) months of the termination date.

(iii)COBRA Premiums.  If you (and any of your eligible dependents) are participating in the Company’s medical, dental, vision and prescription drug plans as of the date of termination and you timely elect COBRA coverage under such plans, the Company shall reimburse you for the full amount of such COBRA premiums (on a monthly basis) for a period of up to eighteen (18) months following the

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date of termination; provided, that, if and to the extent that any benefit described in this Section 10(a) cannot be paid or provided under any Company plan or program without adverse tax consequences or penalties to the Company or for any other reason, as determined by the Company in its sole discretion, then the Company shall pay you a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding for a period of up to eighteen (18) months following the date of termination.  Additionally, such COBRA payments or, if applicable, the monthly payment described in the preceding sentence, shall terminate on the earliest to occur of: (A) the close of the eighteen (18) month period following the termination of your employment; (B) the expiration of your (or your dependents’) eligibility for continuation coverage under COBRA; or (C) the date when you become eligible for group health insurance coverage in connection with new employment or self-employment (the “COBRA Reimbursement Period”).  If you become eligible for coverage under another employer's group health plan or otherwise cease to be eligible for COBRA coverage during the COBRA Reimbursement Period, you must immediately provide written notice to the Company of such event, and the Company-provided COBRA payments (or if applicable, the monthly payments under this Section 10(a)(iii)) will immediately cease.

(b)Additional Severance Payments Irrespective of Change in Control.  If your employment ends due to a Covered Termination at any time (regardless of whether a Change in Control has occurred), then in addition to any COBRA premium payment for which you may be eligible under Section 10(a)(iii)(COBRA Premiums), the Company will pay a Severance Benefit to you of $25,000 per year for the seven (7) years following your Separation from Service, subject to standard withholdings and deductions, to assist you with further health insurance premium payments for yourself and your dependents, whether through COBRA or by purchasing an independent health insurance policy.  Such Severance Benefit shall be paid in seven (7) annual installments starting on the date of your Separation from Service (or as soon thereafter as practicable) and on the next six (6) anniversary dates of your Separation from Service; provided, however, that such payments shall cease in the event that you become eligible for other health insurance coverage with a new employer; and you shall provide the Company’s Chief Financial Officer prompt written notice of any such eligibility date.  In the event the Covered Termination is unrelated to a Change in Control, then you will become eligible for such severance payments after the Separation From Service, provided the Release required in Section 10(c) has become effective.  In the event that the Covered Termination takes place within eighteen (18) months after a Change in Control, then you will become eligible for such severance payments after the end of the eighteen (18) months of COBRA premium payments by the Company under Section 10(a)(iii).

(c)Preconditions. Notwithstanding anything to the contrary set forth herein, in order to be eligible to receive any Severance Benefits under Sections 10(a) or 10(b) above, you must: (i) sign (no earlier than the date of such Separation From Service) and allow to become effective by the 60th day following your Separation From Service, a form of release, of all known and unknown claims against the Company and all related parties, satisfactory to the Company (“Release”); and (ii) continue to comply with all continuing obligations to the Company under this Agreement and your Employee Invention Assignment and Confidentiality Agreement. No Severance Benefits will be paid hereunder prior to the effective date of such Release.

11.Definitions.  For purposes of this Agreement, capitalized terms used herein shall have the following meanings:

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(a)Definition of Cause. For purposes of this Agreement, the occurrence of any of the following shall constitute “Cause” for termination: (a) willful neglect, failure or refusal by you to perform your employment duties (except resulting from your incapacity due to illness) as reasonably directed by the Company; (b) willful misconduct by you in the performance of your employment duties; (c) your indictment for a felony (other than traffic related offense) or a misdemeanor involving moral turpitude; (d) your commission of an act involving personal dishonesty including, but not limited to, an act constituting misappropriation or embezzlement of Company property; or (e) your material breach of this Agreement or any other agreement between you and the Company, including without limitation, your Employee Invention Assignment and Confidentiality Agreement. The determination of Cause will be made by the Company in its sole discretion; provided, however, that Cause shall not be deemed to exist under clauses (a) or (e) above unless you have been given specific notice by the Company of the existence of Cause and, if the existence of Cause is reasonably curable, a reasonable opportunity to cure the existence of such Cause. You will only be entitled to one such notice and cure period.

(b)Definition of Good Reason.  For purposes of this Agreement, “Good Reason” shall mean a voluntary resignation by you from all positions you then hold with the Company, its affiliates and any successor corporation or entity in the event of (1) a reduction in your salary of more than ten percent (excluding pro rata reductions across all executives in the Company), (2) your title is materially adversely changed, such that you do not have the title of COO or its equivalent or any title of superior stature, which change in title is a material breach of this Agreement, (3) a material reduction in your responsibilities to less than those typically held by a COO, (4) a relocation of the offices where you are required to work to a location that increases your daily commute by more than fifty (50) miles, or (5) any other material breach by the Company (or any successor corporation or entity) of this Agreement or any other agreements entered into by you and the Company (or any successor corporation or entity) under which you provide services. However, Good Reason shall only exist if you provide written notice to the Company’s Board (or the board of directors of any successor corporation or entity) of any such material adverse change or breach within thirty (30) days after such change or breach first occurs, and the Company (or any successor corporation or entity) fails to cure such change or breach (to the extent that such change or breach is capable of cure) within ninety (90) days after written notice thereof, and your resignation for Good Reason is effective not later than ninety (90) days after the expiration of such cure period.

(c)Definition of Covered Termination.  For all purposes of this Agreement, a “Covered Termination” shall mean a termination of your employment with the Company, its affiliates and any successor corporation or entity, which constitutes a Separation From Service and is caused either by (a) a termination by the Company (or any successor corporation or entity) without Cause and other than as a result of your death or disability, or (b) your resignation for Good Reason.

(d)Definition of Separation From Service.  For all purposes of this Agreement, a “Separation From Service” shall mean your separation from service as provided under Treasury Regulation Section 1.409A-1(h) without regard to any alternative definitions thereunder.

(e)Definition of Change in Control.  For purposes of this Agreement, a “Change in Control” shall mean the sale, lease, or other disposition of all or substantially all of the Company’s assets or the Company’s merger into or consolidation with any other corporation or other entity, or any other corporate reorganization, in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own immediately after such transaction securities representing less than a majority of the voting power of the corporation or other entity surviving such transaction; provided that, a Change in

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Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

12.IRS Code Section 409A Compliance.  Notwithstanding anything set forth in this Agreement to the contrary, any payments and benefits provided pursuant to this Agreement which constitute “deferred compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A shall not commence until you have incurred a Separation From Service, unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A. For the avoidance of doubt, it is intended that the payments and benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions.  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  To the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms.  Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that any payments upon your Separation From Service set forth herein and/or under any other agreement with the Company constitute “deferred compensation” under Section 409A and you are, on your Separation From Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely, to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments upon your Separation From Service shall be delayed until the earlier to occur of: (a) the date that is six months and one day after your Separation From Service, or (b) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”).  On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (A) pay you a lump sum amount equal to the sum of the payments upon your Separation From Service that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this section, and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.  Except to the minimum extent that payments must be delayed because you are a “specified employee” (as described above) or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices and no interest will be due on any amounts so deferred.

13.Better After Tax Provision. If any payment or benefit that you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment will be equal to the Reduced Amount.  The “Reduced Amount” will be either (x) the largest portion of the 280G Payment that would result in no portion of the 280G Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the 280G Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable

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marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax.  If a reduction in a 280G Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).  Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the 280G Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, 280G Payments that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before 280G Payments that are not contingent on future events; and (C) as a third priority, 280G Payments that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before 280G Payments that are not “deferred compensation” within the meaning of Section 409A of the Code.  If Section 280G of the Code is not applicable by law to you, the Company will determine whether any similar law in your jurisdiction applies and should be taken into account.  The independent professional firm engaged by the Company for general tax audit purposes as of the day prior to the effective date of the Change in Control will make all determinations required to be made under this Section.  If the firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company will appoint a nationally recognized independent professional firm to make the determinations required hereunder.  The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder.  The Company will use commercially reasonable efforts to cause the firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Company and you within thirty (30) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Company or you) or such other time as requested by the Company or you.  If you receive a 280G Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the 280G Payment is subject to the Excise Tax, you will promptly return to the Company a sufficient amount of the 280G Payment (after reduction pursuant to clause (x) of the first paragraph of this Section) so that no portion of the remaining 280G Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of the first paragraph of this Section, you will have no obligation to return any portion of the 280G Payment pursuant to the preceding sentence.

14.Dispute Resolution.  To ensure the rapid and economical resolution of disputes that may arise under or relate to this Agreement, its interpretation, execution, performance, or enforcement, or your employment with or separation from the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, between the parties (collectively, “Claims”), shall be resolved to the fullest extent permitted by law, by final, binding, and (to the extent permitted by law) confidential arbitration conducted before a single arbitrator mutually selected from JAMS, Inc. (“JAMS”) in San Jose, California under JAMS’ then applicable rules and procedures for employment disputes, a copy of which can be found at http://www.jamsadr.com/rules-employment-arbitration/.  Claims subject to this arbitration

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provision shall: (a) include, but not be limited to claims pursuant to any federal, state or local law or statute, including (without limitation) the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act of 1990; the federal Fair Labor Standards Act; the California Fair Employment and Housing Act; and Claims pursuant to any common law, tort law or contract law, including (without limitation) Claims for breach of contract or other promise, discrimination, harassment, retaliation, wrongful discharge, fraud, misrepresentation, defamation and/or emotional distress; and (b) exclude Claims that by law are not subject to arbitration.  The arbitrator shall:  (1) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (2) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  The Company shall pay all JAMS fees in excess of the amount of court fees that you would be required to incur if the dispute were filed or decided in a court of law.  You and the Company acknowledge that, by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any Claims through a trial by jury or judge or by administrative proceeding. Nothing in this offer letter shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

15.Liability Insurance and Indemnification Agreement. During the term of your employment with the Company under this Agreement, you will be indemnified under applicable law for any claims that may be brought against you for acts you perform within the authorized course and scope of your employment, and under the Company’s standard Indemnification Agreement for Company officers, that shall be effective upon your execution of it. In addition, your service with the Company shall be covered under the Company’s standard directors and officers liability insurance policy covering the CEO and other senior officers of  the Company.

16.Miscellaneous.  This Agreement, together with your Employee Invention Assignment and Confidentiality Agreement, and Indemnification Agreement, forms your complete and exclusive agreement with the Company concerning the subject matter hereof.  It supersedes any other representations or agreements made to you by any party, whether oral or written.  This Agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this Agreement) without a written agreement signed by you and a duly authorized officer of the Company.  This Agreement is governed by the laws of the state of California, without reference to conflicts of law principles.  If any provision in this Agreement is held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this Agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law.  No waiver of any right hereunder shall be effective unless it is in writing.  For purposes of construction of this Agreement, any ambiguity shall not be construed against either party as the drafter.  This Agreement may be executed in more than one counterpart, and signatures transmitted via facsimile or PDF shall be deemed equivalent to originals.

If this Agreement is acceptable to you, please sign below and return it to me, along with a signed copy of the Employee Invention Assignment and Confidentiality Agreement and the Indemnification Agreement, within one (1) week of your receipt of this Agreement.  Your signature will acknowledge that you have read, understood, and agreed to the terms and conditions of this Agreement and the Employee Invention Assignment and Confidentiality Agreement.  Should you have any questions, please do not hesitate to call me.

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I look forward to working with you.

Sincerely,

/s/ Faraj Aalaei

Faraj Aalaei

Chief Executive Officer

Reviewed, Understood, and Accepted:

/s/ Pirooz Parvarandeh1/11/2018

Pirooz Parvarandeh   Date

Exhibit A: Employee Invention Assignment and Confidentiality Agreement

Exhibit A

Employee Invention Assignment and Confidentiality Agreement

A-1